Exhibit 5.1

[Letterhead of Baker Botts L.L.P.]

July 9, 2004

K-Sea Transportation Partners L.P.

3245 Richmond Terrace

Staten Island, New York  10303

Ladies and Gentlemen:

We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of (i) up to 440,000 common units representing limited partner interests in the Partnership (the “Incentive Plan Units”) in connection with the K-Sea Transportation Partners L.P. Long-Term Incentive Plan (the “Incentive Plan”) and (ii) up to 200,000 common units representing limited partner interests in the Partnership (the “Purchase Plan Units,” and together with the Incentive Plan Units, the “Units”) in connection with the K-Sea Transportation Partners L.P. Employee Unit Purchase Plan (the “Purchase Plan,” and together with the Incentive Plan, the “Plans”).

As the basis for the opinion hereinafter expressed, we examined: (i) originals, or copies certified or otherwise identified, of (a) the Plans, (b) the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, each as amended to date, (c) the First Amended and Restated Agreement of Limited Partnership of K-Sea General Partner L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and the Certificate of Limited Partnership of the General Partner, each as amended to date, (d) the First Amended and Restated Limited Liability Company Agreement of K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the General Partner (“K-Sea GP”), and the Certificate of Formation of K-Sea GP, each as amended to date, (e) partnership records of the Partnership and the General Partner, (f) limited liability company records of K-Sea GP, including minute books furnished to us by K-Sea GP, and (g) certificates of public officials and of officers or other representatives of the Partnership, the General Partner and K-Sea GP; and (ii) statutes and other instruments and documents.

We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”).
2.

In the case of Units originally issued by the Partnership pursuant to the provisions of the applicable Plan, and, if applicable, following due authorization of a particular award under such Plan by the Board of Directors of K-Sea GP or a duly constituted and acting committee thereof as provided in and in accordance with such Plan, such Units will have been duly authorized in accordance with the Partnership Agreement.

3.

Upon issuance and delivery of the Units from time to time in accordance with the terms of the applicable Plan for the consideration established by such Plan and, if applicable, pursuant to the terms and conditions of a particular award under such Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of K-Sea GP or a duly constituted and acting committee thereof as provided therein, and in the case of options, following the exercise thereof and payment for Units as provided therein, such Units will be validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the DRULPA and otherwise by matters described under the caption “The Partnership Agreement—Limited Liability” in the prospectus dated January 8, 2004 and filed with the Securities and Exchange Commission on January 12, 2004 pursuant to Rule 424(b) of the Securities Act).

This opinion is limited to the original issuance of Units by the Partnership and does not cover Units delivered by the Partnership out of Units reacquired by it.

The foregoing opinion is based on and is limited in all respects to federal laws and the DRULPA, and we render no opinion with respect to the laws of any other jurisdiction.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                                                                                Very truly yours,

STW/IRB